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                                                                     EXHIBIT 8.1

                [Letterhead of Wachtell, Lipton, Rosen & Katz]


                                 June 8, 1998






Danaher Corporation
1250 24th Street, N.W. (Suite 800)
Washington, DC 20037

Ladies and Gentlemen:

        We have acted as special counsel to Danaher Corporation, a Delaware corporation ("Danaher"), in connection with the proposed merger of Falcon Acquisition Corp., a Washington corporation and a wholly owned subsidiary of Danaher ("Subcorp"), and Fluke Corporation, a Washington corporation ("Fluke"), in which Subcorp will merge with and into Fluke (the "Merger") with Fluke surviving as a wholly owned subsidiary of Danaher, pursuant to the Agreement and Plan of Merger dated as of April 24, 1998 (the "Agreement"). At your request, and pursuant to Section 6.2(d) of the Agreement, we are rendering our opinion concerning certain federal income tax consequences of the Merger.

        For purposes of the opinion set forth below, we have relied, with the consent of Danaher and the consent of Fluke, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Danaher and Fluke dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the Effective Time. We have also relied upon the accuracy of the Registration Statement on Form S-4 (the "Registration Statement") and the
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Danaher Corporation
June 8, 1998
Page 2


joint proxy statement/prospectus of Danaher and Fluke (the "Joint Proxy Statement/Prospectus") filed with the Securities and Exchange Commission in connection with the Merger. Any capitalized term used and not defined herein has the meaning given to it in the Joint Proxy Statement/Prospectus or the appendices thereto (including the Agreement).

       We have also assumed that (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Joint Proxy Statement/Prospectus, (ii) the Merger will be reported by Danaher and Fluke on their respective federal income tax returns in a manner consistent with the opinion set forth below, and (iii) the Merger will qualify as a statutory merger under the applicable laws of the State of Washington.

       Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

       We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us in the Joint Proxy
Statement/Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

                               Very truly yours,

                               /s/ Wachtell, Lipton, Rosen & Katz

jjs/dlp

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